UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Citius Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, NJ 07016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on June 9, 2025

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Citius Pharmaceuticals, Inc. The meeting will be held on June 9, 2025 at 8:00 a.m. (Eastern time) at the Company’s headquarters at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, for the following purposes:

1.	To approve an amendment to our Articles of Incorporation to increase the authorized number of shares from 26,000,000 to 260,000,000 and the authorized number of common shares from 16,000,000 to 250,000,000 (the “Authorized Share Increase Proposal”);

2.	To approve the adjournment of the Special Meeting, if necessary, to permit further solicitation and vote of proxies, if there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to approve the Authorized Share Increase Proposal at the Special Meeting (the “Adjournment Proposal”); and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the Special Meeting is April 18, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Notwithstanding the foregoing, holders of our outstanding shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) will only be entitled to vote such shares on the Authorized Share Increase Proposal to the extent that such shares have not been automatically redeemed, as described in the accompanying proxy statement.

By Order of the Board of Directors

/s/ Leonard Mazur
Director, Chief Executive Officer and Chairman

You are required to register in advance of the Special Meeting if you plan to attend the Special Meeting in person. If you wish to register in advance of the Special Meeting, please contact Jaime Bartushak by no later than June 5, 2025, by e-mail (jbartushak@citiuspharma.com), telephone (908-967-6677 x103) or by mail at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016.

You are cordially invited to attend the meeting in person. However, to assure your representation at the Special Meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the Special Meeting. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your vote is important, no matter how many shares you owned on the record date. Whether or not you plan to attend the Special Meeting, we hope that you will vote as soon as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JUNE 9, 2025.

Our proxy statement is available at https://www.proxyvote.com.

We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials, including this notice, and the proxy statement (including an electronic proxy card for the meeting) for the Special Meeting via the Internet. Taking advantage of these rules allows us to lower the cost of delivering Special Meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, NJ 07016

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

JUNE 9, 2025

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Citius Pharmaceuticals, Inc. (“Citius”, the “Company”, “we”, “our”, or “us”) in connection with the special meeting of stockholders of the Company to be held on June 9, 2025 at 8:00 a.m. (Eastern time) at the Company’s headquarters located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 (the “Special Meeting”). Unless the context otherwise requires, references to “stockholders” are to the holders of our common stock and holders of our Series A Preferred Stock and references to “shares” are to shares of our common stock and our Series A Preferred Stock.

In accordance with the rules of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the notice of meeting, this proxy statement, and a proxy card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on or about April 28, 2025. We mailed a Notice of Internet Availability of Proxy Materials on or about April 28, 2025 to our stockholders of record and beneficial owners as of April 18, 2025, the record date for the meeting. This proxy statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. The proxy materials are available at https://www.proxyvote.com.

To ensure an orderly meeting, you are required to register in advance of the Special Meeting if you plan to attend the Special Meeting in person. If you wish to register in advance of the Special Meeting, please contact Jaime Bartushak no later than June 5, 2025 by email (jbartushak@citiuspharma.com), telephone (908-967-6677 x103) or U.S. mail at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016.

VOTING SECURITIES

The close of business on April 18, 2025 has been fixed as the record date (the “Record Date”) for determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. On that date there were outstanding and entitled to vote 9,825,335 shares of common stock and one share of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). For each share of common stock held as of the Record Date, the holder is entitled to one vote on each proposal to be voted on. For each share of Series A Preferred Stock held as of the Record Date, the holder will cast 1,000,000,000 votes, but only with respect to the Authorized Share Increase Proposal. The votes by the holder of Series A Preferred Stock will be cast automatically in the same “mirrored” proportion as the aggregate votes cast “FOR” and “AGAINST” the Authorized Share Increase Proposal by the holders of common stock who vote on such proposal (but excluding any abstentions, broker non-votes, and shares of common stock that are not voted “FOR” or “AGAINST” such proposal for any reason). At the close of business on the Record Date, the common stock was held by 90 holders of record, the Series A Preferred Stock was held by one holder of record. Shares cannot be voted at the Special Meeting unless the holder thereof as of the Record Date is present or represented by proxy.

The voting power attributable to the Series A Preferred Stock will be disregarded for purposes of determining whether a quorum is present at the Special Meeting, and the establishment of a quorum at the Special Meeting will be determined only with reference to the common stock. As such, the presence, virtually or by proxy, of the holders of at least one-third (1/3) of the collective voting power of the Company’s outstanding shares of common stock as of the Record Date will constitute a quorum for the transaction of business at the Special Meeting and any adjournment or postponement thereof. Holders of shares of common stock represented by a properly signed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum. Proxies relating to “street name” shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as votes cast at the Special Meeting as to any proposal as to which the brokers do not have voting instructions or discretion to vote on routine matters. These missing votes are known as “broker non-votes.”

Pursuant to Nevada law, the vote of a majority of the voting power of the shares of common stock and Series A Preferred Stock outstanding and entitled to vote on the record date, voting as a single class, will be required to approve the Authorized Share Increase Proposal. Pursuant to the Company’s bylaws, the vote of a majority of shares of common stock either present in person or represented by proxy and entitled to vote will be required to approve the Adjournment Proposal, if necessary, to permit further solicitation and vote of proxies, if there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to approve the Authorized Share Increase Proposal presented at the Special Meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. We plan to retain Sodali & Co as proxy solicitor to assist in the solicitation of proxies for a fee of approximately $10,000. In addition to soliciting proxies by mail, our directors and employees might solicit proxies personally and by telephone. None of these individuals will receive any compensation for solicitation activities. We will, upon request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why am I receiving these materials?

We mailed a Notice of Internet Availability of Proxy Materials and provided access to these proxy materials because the Board of Directors of Citius Pharmaceuticals, Inc. is soliciting your proxy to vote at the Special Meeting of stockholders. We invite you to attend the Special Meeting and request that you vote on the proposals described in this proxy statement. The meeting will be held on June 9, 2025 at 8:00 a.m. (Eastern time) at the Company’s headquarters located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions in the Notice of Internet Availability of Proxy Materials to vote via the Internet, by telephone or by mail.

How do I attend the Special Meeting?

To ensure an orderly meeting, you are required to register in advance of the Special Meeting if you plan to attend the Special Meeting in person. If you wish to register in advance of the Special Meeting, please contact Jaime Bartushak no later than June 5, 2025 by email (jbartushak@citiuspharma.com), telephone (908-967-6677 x103) or by mail at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016.

Who can vote at the Special Meeting and how many votes do I have?

Only stockholders of record at the close of business on April 18, 2025, the Record Date for the Special Meeting, will be entitled to vote at the Special Meeting. As of the Record Date, there were 9,825,335 shares of common stock (each entitled to one vote) outstanding and one share of Series A Preferred Stock outstanding.  The Series A Preferred Stock is only entitled to vote on the Authorized Share Increase Proposal, provided that a quorum of the common stock is present at the Special Meeting. The voting power attributable to the Series A Preferred Stock will be disregarded for purposes of determining whether a quorum is present at the Special Meeting.

At the close of business on the Record Date, the common stock was held by 90 holders of record and the Series A Preferred Stock was held by one holder of record, Leonard Mazur, the Chairman of the Board of Directors. For information regarding the holders of record of our Series A Preferred Stock, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

The holder of the Series A Preferred Stock will vote together with the holders of common stock as a single class on Authorized Share Increase Proposal. As such, holders of common stock as of the Record Date collectively are entitled to a total of 9,825,335 votes on the Authorized Share Increase Proposal, the holder of the Series A Preferred Stock as of the Record Date collectively is entitled to a total of 1,000,000,000 votes on Authorized Share Increase Proposal. The Series A Preferred Stock will be voted in the same proportion as the votes cast by holders of shares of Common Stock on the Authorized Share Increase Proposal (excluding any abstentions, broker non-votes, and shares of Common Stock and Series A Preferred Stock that are not voted “FOR” or “AGAINST” the proposal for any reason). For example, if 60% of the votes cast by holders of common stock for the Authorized Share Increase Proposal are “FOR” the proposal and 40% are “AGAINST” the proposal, the holder of Series A Preferred Stock will cast 600,000,000 votes (60% of the Series A Preferred Stock holder’s available votes) “FOR” the proposal and 400,000,000 votes (40% of the Series A Preferred Stock holder’s available votes) “AGAINST” the proposal. The Series A Preferred Stock is not entitled to vote on the Adjournment Proposal. Each outstanding share of Series A Preferred Stock will be redeemed in whole upon the earlier to occur of (i) the order of the Board of Directors in its sole discretion and (ii) automatically and effective immediately after the publishing or announcement by the Company of the final results of a stockholder vote on the Authorized Share Increase Proposal.

Stockholder of Record: Shares Registered in Your Name

If on April 18, 2025, your shares of our common stock were registered directly in your name with our transfer agent, Vstock Transfer, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting, or vote by proxy via the Internet, by telephone, or by mail. Whether or not you plan to attend the meeting, we urge you to vote, in whatever manner you prefer, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 18, 2025, your shares of our common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote at the Special Meeting:

1.	To approve an amendment to our Articles of Incorporation to increase the authorized number of shares from 26,000,000 to 260,000,000 and the authorized number of common shares from 16,000,000 to 250,000,000 (the “Authorized Share Increase Proposal”); and

2.	To approve the adjournment of the Special Meeting, if necessary, to permit further solicitation and vote of proxies, if there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to approve one or more of the proposals presented at the Special Meeting (the “Adjournment Proposal”).

We will also consider any other business that properly comes before the meeting. As of the Record Date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voter instruction card will vote the shares they represent using their best judgment.

What is the quorum requirement?

A quorum is required to conduct business at the Special Meeting and any adjournment or postponement thereof. The voting power attributable to the Series A Preferred Stock will be disregarded for purposes of determining whether a quorum is present at the Special Meeting. As such, the presence at the Special Meeting, virtually or by proxy, of the holders of at least one-third (1/3) of the collective voting power of the Company’s outstanding shares of common stock, as of the close of business on the Record Date, will constitute a quorum, or 3,275,112 shares of common stock. Your shares of common stock will be counted as present at the Special Meeting if you:

●	are present and entitled to vote in person at the Special Meeting;

●	properly submitted a proxy card or voter instruction card in advance of or at the Special Meeting; or

●	do not provide your broker with instructions on how to vote, but the broker submits the proxy nonetheless (a broker non-vote).

If you are present in person or by proxy at the Special Meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. The proposals listed in this proxy statement identify the votes needed to approve or ratify the proposed actions. See also “How many votes are needed to approve each Proposal?”

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy via the Internet, by telephone or by mail. Whether or not you plan to attend the Special Meeting, we urge you to vote, in whatever manner you prefer, to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted via the Internet, by telephone or by mail. You may vote as follows:

●	Via the Internet by accessing the proxy materials on the secure website https://www.proxyvote.com and following the voting instructions on that website;

●	Via telephone by calling toll free 1-800-690-6903 in the United States or outside the United States and following the recorded instructions;

●	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the proxy card that you receive in response to your request; or

●	To vote in person, register for and attend the Special Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has provided to you a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet or telephone voting. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” (i) to approve the Authorized Share Increase Proposal, and (v) to approve the Adjournment Proposal.

If you mail your proxy, vote via the Internet or by telephone, but withhold or abstain from voting on one or more matters, your shares will be counted as present at the Special Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you withheld or abstained from voting. If you abstain or withhold from voting on a proposal, your abstention or withheld vote has the same effect as a vote against that proposal. See “How many votes are needed to approve each Proposal?”

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, your brokerage firm may still be able to vote your shares with respect to “discretionary” (or routine) items, but it would not be allowed to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares would be treated as “broker non-votes”. We believe that, under applicable rules, your broker will have discretionary authority to vote on the Authorized Share Increase Proposal and the Adjournment Proposal. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposals 1 and 2. Because we anticipate that both matters will be considered “discretionary” (or routine), we do not expect any broker non-votes at the Special Meeting. Shares that constitute broker non-votes, if any, will be counted as present at the Special Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

Although abstentions and broker non-votes, if any, will technically have the same effect as votes “AGAINST” the Authorized Share Increase Proposal, because the holder of Series A Preferred Stock will cast 1,000,000,000 votes and will vote in a manner that “mirrors” votes actually cast by the holders of Common Stock (but excluding any abstentions, broker non-votes, and shares that are not voted “FOR” and “AGAINST” the proposal for any reason), abstentions and broker non-votes, if any, will have a minimal effect on the outcome of such proposal.

How many votes are needed to approve each Proposal?

Proposal	Vote Required	Effect of Withheld Votes or Abstentions	Effect of Broker Non-Votes

Approval of the Authorized Share Increase Proposal

An affirmative vote (“FOR”) of the majority of voting power of the outstanding shares.

Although abstentions and broker non-votes, if any, will technically have the same effect as votes “AGAINST” the proposal, because the holder of Series A Preferred Stock will cast 1,000,000,000 votes and will vote in a manner that “mirrors” votes actually cast by the holders of common stock (but excluding any abstentions, broker non-votes, and shares that are not voted “FOR” and “AGAINST” the proposal for any reason), abstentions and broker non-votes, if any, will have a minimal effect on the outcome of such proposal. If you submit your proxy card without giving specific voting directions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board (“FOR”).

		Vote against	No broker non-votes are expected
Approval of the Adjournment Proposal

A majority of the voting power of shares common stock represented at the meeting and entitled to vote.

If you submit your proxy card without giving specific voting directions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board (“FOR”).

		Vote against	No broker non-votes are expected

Can I change my vote after submitting my proxy, voting via the Internet or by telephone?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

●	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM Eastern time on June 8, 2025.

●	You may submit another properly completed proxy card with a later date.

●	You may send a written notice that you are revoking your proxy to our Corporate Secretary, Citius Pharmaceuticals, Inc., 11 Commerce Drive, First Floor, Cranford, New Jersey 07016.

●	You may register for and attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Special Meeting if you obtain a legal proxy from them as described in the answer to the question above “How do I vote?”.

Is There a List of Stockholders Entitled to Vote at the Special Meeting?

The names of stockholders entitled to vote at the Special Meeting will be available at the Special Meeting and will also be available for two business days after the date of the notice of the Special Meeting and continuing through the Special Meeting, during normal business hours at our principal executive office at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 by contacting our Corporate Secretary.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the Special Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. Please vote your shares via the Internet, by telephone or by mail for each Notice of Internet Availability of Proxy Materials you received to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

All of the expenses involved in preparing, assembling and mailing the proxy materials and all costs of soliciting proxies will be paid by us. We plan to retain Sodali & Co as proxy solicitor to assist in the solicitation of proxies for a fee of approximately $10,000. In addition to the delivery of the Notice of Internet Availability of Proxy Materials, our directors, officers and employees may also solicit proxies in person, by telephone, by facsimile, by electronic mail or by other means of communication. We will not pay our directors, officers and employees any compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

If you have any questions, or require any assistance

with voting your shares, please contact:

Sodali & Co LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Telephone for Banks and Brokers: 203-658-9400

Stockholders may call toll-free: 800-662-5200

Email: CTXR@investor.sodali.com

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES FROM 26,000,000 TO 260,000,000 AND THE AUTHORIZED COMMON SHARES FROM 16,000,000 TO 250,000,000

On April 17, 2025, our Board of Directors unanimously approved the amendment to our Articles of Incorporation to increase the number of shares of capital stock authorized for issuance from 26,000,000 shares to 260,000,000 shares and the authorized shares of common stock from 16,000,000 to 250,000,000 (the “Amendment”), subject to approval by our stockholders, and directed that the proposal to approve the Amendment be submitted to our stockholders for their approval at the Special Meeting. Our Board of Directors believes it is in our best interests and the best interests of our stockholders to authorize an increase in the number of our authorized shares of capital stock and common stock.

Background

On November 25, 2024, we effected a 1-for-25 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) and proportionately decreased the number of total authorized shares of common stock from 400,000,000 shares to 16,000,000 shares. The purpose of the Reverse Stock Split was to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on the Nasdaq Capital Market.

As a result of the Reverse Stock Split, on April 18, 2025, the Record Date, we had 9,825,335 shares of common stock issued. As of the Record Date, we had reserved 5,227,152 shares for future issuance, consisting of (i) 4,268,068 shares of common stock potentially issuable upon exercise of outstanding warrants and prefunded warrants and (ii) 841,084 shares of common stock potentially issuable upon exercise of outstanding stock options and (iii) 118,000 shares reserved under the 2023 stock plan. Assuming the exercise of all of the foregoing, there would be an aggregate of 15,052,847 shares issued and outstanding. As a result, we have only 947,513 shares of common stock available to issue to finance our operations. Given that we have historically issued shares of common stock to finance our operations and given our need for additional capital to fund our future operations, the Board of Directors believes that we should amend the Articles of Incorporation to authorize additional shares of common stock. We believe that the proposed increase in shares of common stock authorized for issuance, if approved, will allow us to fund our operations and respond to our future business opportunities as they may arise over the next few years, without incurring the expense and delay of additional stockholders’ meetings, unless such approval is otherwise required by law.

On August 12, 2024, we entered into an At The Market Offering Agreement with H.C. Wainwright & Co., LLC (the “Offering Agreement”). Under the Offering Agreement, we may, but have no obligation to, issue and sell up to the lesser number of shares of Common Stock that does not exceed (a) $50,000,000 of shares of common stock, or (b) the number of authorized but unissued shares of common Stock (less the number of shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock). As of the Record Date, we had approximately $48,180,000 in potential remaining capacity under the Offering Agreement, subject to our having sufficient authorized and unissued and unreserved shares to utilize that capacity.

Further, the Company uses awards of stock options and other equity awards to attract, retain and incentivize directors and executives, senior management and employees. As noted above, we had reserved an aggregate of 841,084 shares underlying all such awards outstanding as of the Record Date. We believe it important to be able to continue such equity awards, especially as we, through our majority-owned subsidiary, Citius Oncology, continue the commercialization of LYMPHIR and further advance our product candidate pipeline and grow our operations to do so. For this reason, in addition to the reasons above, we believe an increase in the authorized shares is critical to the Company’s operations.

In addition to potential issuances under the Offering Agreement and/or our equity compensation plans, the Board of Directors believes that the availability of additional authorized shares of common stock will provide our Company with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable. The Board will have broad discretion on how the additional shares may be used by us in the future without further stockholder approval, including, but not limited to, the following:

●	sales of shares to raise additional capital through new or amended at-the-market equity programs;

●	sales of shares to raise additional capital other than through our at-the-market equity program, including other forms of public and private offerings of our equity securities;

●	establishment of joint ventures and other strategic relationships with other companies; and

●	potential other strategic transactions, including mergers, acquisitions, and business combinations, as well as other general corporate transactions.

Except as described above, the Board has not authorized the Company to take any action with respect to the shares that would be authorized under this proposal, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by the Amendment.

If approved by the stockholders, we expect to file the Amendment shortly after such approval. The Amendment would become effective upon filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada.

The Amendment could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while the Company currently has no intention to employ the additional unissued authorized shares as an anti-takeover device, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts. The Board of Directors is not aware of any such attempt to take control of the Company and would act in the best interest of shareholders if any attempt was made. The Amendment has been prompted by business and financial considerations.

The proposed increase in the number of authorized shares of the Company’s common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company’s common stock. However, the issuance of additional shares of common stock authorized by the Amendment may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the current holders of the Company’s common stock.

Once the Amendment is approved, no further action by the shareholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the Amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the Amendment will not affect the rights of the holders of currently outstanding common stock of the Company nor will it change the par value of the common stock, which will remain $0.001 par value per share.

If we fail to obtain stockholder approval of this proposal at the Special Meeting, we may continue to seek to obtain stockholder approval at each subsequent annual meeting of stockholders and/or special meeting of stockholders until such approval has been obtained, and we will incur the costs associated therewith.

The text of the form of amendment to the Articles of Incorporation, which would be filed with the Secretary of State of the State of Nevada to effect the increase in the authorized shares and authorized common shares, is set forth in Appendix A to this proxy statement. The text of the form of amendment accompanying this proxy statement is, however, subject to amendment to reflect any changes that may be required by the office of the Secretary of State of the State of Nevada or that the Board of Directors may determine to be necessary or advisable ultimately to comply with applicable law and to effect the increase in authorized shares and authorized shares of common stock. If our stockholders approve the Amendment at the Special Meeting, we expect to file the Amendment with the office of the Nevada Secretary of State as soon as practicable following the Special Meeting, and the Amendment will become effective when so filed. However, even if this proposal is approved by our stockholders, the Board of Directors reserves the right to abandon the Amendment, including its filing with the office of the Nevada Secretary of State, if the Board of Directors, in its sole discretion, determines that such action is no longer in our or our stockholders’ best interests.

Voting on the Authorized Share Increase Proposal

For each share of Common Stock held as of the Record Date, its holder is entitled to one vote on this proposal. In order to attempt to ensure that enough votes are cast at the Special Meeting to decide the Authorized Share Increase Proposal, on April 17, 2025, we issued one share of our Series A Preferred Stock to Leonard Mazur, the Chairman of the Board of Directors, for an aggregate purchase price of $100. The terms of the Series A Preferred Stock are set forth in a Certificate of Designation of Series A Preferred Stock filed with the Nevada Secretary of State and effective on April 17, 2025. The Series A Preferred Stock does not have any voting rights except with respect to the Authorized Share Increase Proposal. With respect to the Authorized Share Increase Proposal, the 1 outstanding share of Series A Preferred Stock held by Leonard Mazur is entitled to 1,000,000,000 votes on such proposal, assuming a quorum of our common stock is established at the Special Meeting.

The votes by the holder of Series A Preferred Stock will be cast automatically in the same “mirrored” proportion as the aggregate votes cast “FOR” and “AGAINST” the proposal by the holders of common stock who vote on this proposal (but excluding any abstentions, broker non-votes, and shares that are not voted “FOR” and “AGAINST” the proposal for any reason). For example, if 60% of the votes cast by holders of Common Stock and Series A Preferred Stock are cast “FOR” this proposal and 40% are cast “AGAINST” this proposal, the holder of Series A Preferred Stock will cast 600,000,000 votes (60% of the Series A Preferred Stock holder’s available votes) “FOR” this proposal and 400,000,000 votes (40% of the Series A Preferred Stock holder’s available votes) “AGAINST” this proposal.

Due to the required proportional voting structure of the Series A Preferred Stock, the votes cast by the holder of Series A Preferred Stock will serve to reflect (or “mirror”) the voting preference of the holders of common stock that actually vote on this proposal (whether “FOR” or “AGAINST”) and therefore will not override the collective voting preference of the holders of common stock. Each of the outstanding shares of Series A Preferred Stock will be redeemed in whole upon the earlier to occur of (i) the order of the Board of Directors in its sole discretion and (ii) automatically and effective immediately after the publishing or announcement by the Company of the final results of a stockholder vote this proposal. Upon such redemption, the holder of the Series A Preferred Stock will receive consideration of $100.

The holder of the Series A Preferred Stock will vote together with the holders of Common Stock as a single class on this proposal. As such, holders of Common Stock as of the Record Date collectively are entitled to a total of 9,825,335 votes on the proposal and the holder of Series A Preferred Stock will cast a total of 1,000,000,000 votes on this proposal, assuming a quorum of our common stock is established at the Special Meeting. Holders of the Company’s common stock and Series A Preferred Stock are therefore entitled to cast, in the aggregate, 1,009,825,335 votes on this Authorized Share Increase Proposal.

Required Vote

Provided there is a quorum for the meeting, pursuant to the terms of our bylaws, the approval of this Authorized Share Increase Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of common stock and Series A Preferred Stock entitled to vote at the Special Meeting (voting together as a single class). As this is a “routine” matter under the Nasdaq rules, brokers are allowed to vote on the Amendment. Withheld votes, if any, are entitled to vote, and therefore will have the same effect as a vote against the Amendment.

Although abstentions and broker non-votes, if any, will technically have the same effect as votes “AGAINST” this Authorized Share Increase Proposal, because the holder of Series A Preferred Stock will cast 1,000,000,000 votes and will vote in a manner that “mirrors” votes actually cast by the holders of common stock (but excluding any abstentions, broker non-votes, and shares that are not voted “FOR” and “AGAINST” the proposal for any reason), abstentions and broker non-votes, if any, will have a minimal effect on the outcome of such proposal. If you submit your proxy card without giving specific voting directions and you are a stockholder of record, then your shares will be voted in accordance with the recommendation of our Board (“FOR”).

Recommendation

Our Board of Directors unanimously recommends that stockholders vote FOR the approval of the Amendment to our Articles of Incorporation to increase the authorized number of shares from 26,000,000 to 260,000,000 and increase the authorized number of common shares from 16,000,000 to 250,000,000.

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING,

IF NECESSARY, TO CONTINUE TO SOLICIT VOTES

Our Board of Directors believes that if the number of shares of the Company’s common stock outstanding and entitled to vote at the Special Meeting is insufficient to approve the Authorized Share Increase Proposal, it is in the best interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve that Proposal.

In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning the Special Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned or postponed session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Authorized Share Increase Proposal. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Authorized Share Increase Proposal.

Additionally, approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that a majority in voting power of the votes to be cast by holders of our common stock will vote against the Authorized Share Increase Proposal, we could adjourn the Special Meeting without a vote on such proposal and use the additional time to solicit the holders of those shares to change their vote in favor of such proposal.

If the Adjournment Proposal is not approved by our stockholders, we may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes at the time of the Special Meeting to approve the Authorized Share Increase Proposal.

Required Vote

Provided there is a quorum for the meeting, approval of the adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of the Authorized Share Increase Proposal requires the affirmative vote of a majority of the voting power of the common stock represented at the Special Meeting in person or by proxy and entitled to vote on this Adjournment Proposal. Abstentions will have the same effect as a vote against this Adjournment Proposal. No broker non-votes are expected on this Adjournment Proposal. If you submit your proxy card without giving specific voting directions and you are a stockholder of record, then your shares will be voted in accordance with the recommendation of our Board (“FOR”).

Recommendation

Our Board of Directors unanimously recommends that stockholders vote FOR the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of April 18, 2025 by (i) each person or group as those terms are used in Section 13(d)(3) of the Exchange Act believed by us to beneficially own more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Shares of Common Stock Beneficially Owned (3)	Number of Shares of Series A Preferred Stock Beneficially Owned (2)	Percentage of Shares of Series A Preferred Stock Beneficially Owned (4)
Executive Officers and Directors
Leonard Mazur (5)	753,627	7.4%	1	100%
Myron Holubiak (6)	216,251	2.2%
Jaime Bartushak (7)	45,145	*
Myron S. Czuczman, M.D. (8)	44,000	*
Suren Dutia (9)	16,067	*
Carol Webb (10)	16,006	*
Eugene Holuka (11)	15,628	*
Dennis M. McGrath (12)	6,000	*
Robert Smith (13)	3,000	*
All executive officers and directors as a group (10 people)	1,115,724	10.7%

*	Less than 1%.

(1)	The address for our officers and directors is c/o of the Company, 11 Commerce Drive, First Floor, Cranford, New Jersey 07016.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date, April 18, 2025, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The beneficial ownership included herein has been adjusted to give effect to the 1-for-25 reverse stock split that we effected on November 25, 2024.

(3)	Percentage based on 9,825,335 shares of common stock issued and outstanding on the Record Date.

(4)	Percentages are based on one share of Series A Preferred Stock issued and outstanding on the Record Date.

(5)	Consists of (i) 410,214 shares of common stock, (ii) 81,933 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date, and (iii) warrants to purchase an aggregate of 261,480 shares of common stock.

(6)	Consists of (i) 79,690 shares of common stock, (ii) 58,894 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date, and (iii) warrants to purchase an aggregate of 77,667 shares of common stock.

(7)	Consists of (i) 2,414 shares of common stock and (ii) 42,731 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date.

(8)	Consists of 44,000 shares of common stock issuable upon exercise and options that are vested or vesting within 60 days of the Record Date.

(9)	Consists of 16,067 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date.

(10)	Consists of (i) 473 shares of common stock and (ii) 15,533 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date.

(11)	Consists of (i) 95 shares of common stock and (ii) 15,533 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date.

(12)	Consists of 6,000 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date.

(13)	Consists of 3,000 shares of common stock issuable upon exercise of options that are vested or vesting within 60 days of the Record Date.

STOCKHOLDER COMMUNICATIONS

Stockholders may send any communications regarding our Company’s business to the Board of Directors in care of our Corporate Secretary at our principal executive offices located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016. The Secretary will forward all such communications to the addressee.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC and applicable Nevada law. We have not received any stockholder proposals for consideration at our 2026 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2026 Annual Meeting of stockholders, it must be delivered to our principal executive offices located at Corporate Secretary, Citius Pharmaceuticals, Inc., 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 by September 26, 2025; however, if the date of the 2026 Annual Meeting of Stockholders is changed by more than 30 days from the date of the first anniversary of the 2025 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2026 Annual Meeting of stockholders.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters that stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. Under our bylaws, stockholder proposals to be considered at our next Annual Meeting, including nominees for director, must be received by us not more than 90 days and not less than 60 days before the Annual Meeting. All submissions must comply with all of the requirements of our bylaws and Rule 14a-8 of the Exchange Act.

Eligible stockholders may include a candidate for election to our Board of Directors in our proxy statement for the next annual meeting in accordance with the “proxy access” provisions of our bylaws. Stockholder nominations for directors submitted for inclusion in our proxy statement must be received not less than 120 days (September 26, 2025) nor more than 150 days (August 27, 2025) in advance of the anniversary of the date that the Company first distributed its proxy statement to stockholders for the previous year’s annual meeting of stockholders, and must otherwise comply with all of the requirements of the bylaws. In addition to satisfying the foregoing requirements under the Company’s bylaws, in order to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act within the timeframe set forth above and as described in the “proxy access” provisions of our bylaws.

Management’s proxy holders for the 2026 Annual Meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to December 10, 2025.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate copy of proxy materials to one or more stockholders at a shared address to which a single copy of proxy materials was delivered. Stockholders may request a separate copy of proxy materials by contacting us either by calling (908) 967-6677 or by mailing a request to 11 Commerce Drive, First Floor, Cranford, New Jersey 07016. Stockholders at a shared address who receive multiple copies of proxy materials may request to receive or a single copy of proxy materials in the future in the same manner as described above.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting, but if other matters properly come before the meeting, the persons named as proxies in the proxy will vote according to their best judgment. Stockholders are requested to vote promptly via the Internet, by telephone or by mail. If you attend the Special Meeting, you may revoke your proxy at that time and vote in person, if you wish. Otherwise, your proxy will be voted for you.

By Order of the Board of Directors

/s/ Leonard Mazur
Director, Chief Executive Officer and Chairman

DIRECTIONS TO CITIUS PHARMACEUTICALS, INC.

2025 SPECIAL MEETING

AT

11 COMMERCE DRIVE, FIRST FLOOR

CRANFORD, NEW JERSEY 07016

From New York City:

Any Hudson River Crossing to the New Jersey Turnpike South to Route 78 West. From Route 78 West take Exit 52, the Garden State Parkway South to Exit 136 (Linden, Roselle, and Winfield Park). Follow to Centennial Avenue and then Commerce Drive. 11 Commerce Drive is marked accordingly.

From North of Newark:

Take the Garden State Parkway South to Exit 136 (Linden, Roselle, and Winfield Park). Follow to Centennial Avenue and then Commerce Drive. 11 Commerce Drive is marked accordingly.

From South of Newark:

Take the Garden State Parkway North to Exit 136 (Linden, Roselle, and Winfield Park). Follow to Centennial Avenue and then Commerce Drive. 11 Commerce Drive is marked accordingly.

ANNEX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

CITIUS PHARMACEUTICALS, INC.

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Pursuant to NRS 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned corporation hereby submits this Certificate of Amendment to Articles of Incorporation for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is Citius Pharmaceuticals, Inc. (the “Corporation”).

2.	The following amendment to the Corporation’s Articles of Incorporation was adopted by the board of directors of the Corporation and by majority consent of the stockholders of the Corporation in the manner prescribed by applicable law.

Article FOURTH is hereby amended and restated to read in its entirety as follows:

“The total number of shares of capital stock which may be issued by the Corporation is two hundred sixty million (260,000,000), of which two hundred fifty million (250,000,000) shares shall be common stock of the par value of $0.001 per share (the “Common Stock”) and ten million (10,000,000) shares shall be preferred stock of the par value of $0.001 per share (the “Preferred Stock”), which Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. All shares of the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.”

3.	The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was [●].

4.	The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation, have voted in favor of the amendment is [●]%.

5.	This Certificate of Amendment will be effective upon filing.

This the [●] day of [●] 2025.

CITIUS PHARMACEUTICALS, INC.

Leonard Mazur

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V73953 - S13896 For Against Abstain O O O O O O The Board of Directors recommends that you vote FOR Proposals 1 and 2. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. 1. To approve an amendment to our Articles of Incorporation to increase the authorized number of shares from 26,000,000 to 260,000,000 and the authorized number of common shares from 16,000,000 to 250,000,000. 2. To approve the adjournment of the Special Meeting, if necessary, to permit further solicitation and vote of proxies, if there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to approve Proposal 1 presented at the Special Meeting. CITIUS PHARMACEUTICALS, INC. Please sign exactly as your name(s) appear(s) hereon . When signing as attorney, executor, administrator, or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or partnership, please sign in full corporate or partnership name by authorized officer . Please indicate if you plan to attend this meeting Yes No O O SCAN TO VIEW MATERIALS & VOTE ڀ CITIUS PHARMACEUTICALS, INC. 11 COMMERCE DRIVE, 1ST FLOOR CRANFORD, NJ 07016 VOTE BY INTERNET - www . proxyvote . com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information . Vote by 11 : 59 P . M . ET on June 8 , 2025 . Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form . ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e - mail or the Internet . To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years . VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions . Vote by 11 : 59 P . M . ET on June 8 , 2025 . Have your proxy card in hand when you call and then follow the instructions . VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 .

V73954 - S13896 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. CITIUS PHARMACEUTICALS, INC. Special Meeting of Stockholders June 9, 2025 8:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Leonard Mazur and Myron Holubiak, or either of them, as proxies, with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CITIUS PHARMACEUTICALS, INC . that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8 : 00 AM, EST on June 9 , 2025 at the Company's headquarters at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 and any adjournment or postponement thereof . This proxy, when properly executed, will be voted in the manner directed herein . If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations . Continued and to be signed on reverse side